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                                                                     EXHIBIT 5.1

                                              December 28, 2000

CellPoint Inc.
3000 Hillswood Drive
Hillswood Business Park
Chertsey, Surrey KT16 0RS
England

    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as general counsel to CellPoint Inc., a Nevada corporation (the "Corporation"), in connection with the preparation of an amendment to the Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended, for the registration by the Corporation of shares of the Corporation's Common Stock (the "Shares") issuable upon exercise of options which have been or may be granted under the Corporation's Amended and Restated 1998 Stock Incentive Plan (the "Plan").

    As counsel to the Corporation, we have examined and are familiar with the Corporation's Articles of Incorporation and Amended and Restated By-Laws, its corporate proceedings taken in connection with the Plan, and such certificates of public officials and such other corporate records and other documents as we have deemed necessary in rendering this opinion.

    Based upon the foregoing, we are of the opinion that:

    1. The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

    2. The Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan and the awards or options granted thereunder, will be legally issued, fully paid and nonassessable.

    3. We consent to being named in the Registration Statement on Form S-8 as attorneys who have passed upon legal matters in connection with the Shares and we consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ SALANS HERTZFELD HEILBRONN

                                              CHRISTY & VIENER